EXHIBIT 10.6

Best Western International, Inc.

Executive Bonus Plan Document

Best Western International, Inc.

Executive Bonus Plan Document

Best Western International Proprietary Information

Last Updated 1/2018

BWI Bonus Plan Document

Plan Intent	The Bonus Plan compensation is intended to motivate eligible employees to achieve above and beyond standard or historical performance. It is not deferred compensation. This Plan is effective each fiscal year from December 1st through November 30th.

Eligibility	Vice Presidents and Senior Vice Presidents are eligible to participate in this Plan unless covered under the Sales, Sales Operations, and North American Development, Supply Bonus Plan and/or any other approved bonus plan or agreement.

Employees must meet the minimum threshold for their overall individual bonus multiplier in order to be eligible for either the individual or company bonus payouts. Additionally, employees must have a performance rating of meets expectations or above to be eligible to receive a bonus payment.

Employees must be in a bonus eligible position for more than 90 days in order to be eligible for a bonus payment.

Employees who are hired or transferred/promoted into or out of an eligible position during the Plan year will receive a pro-rated bonus for the time worked in the eligible position(s). Payments will be based on their annualized base pay at the time of the transfer or promotion.

Employees must be actively employed on the date bonus is paid in order to receive a payment. However, in the instance of an employee separation before the date bonus is paid, it will be at the sole discretion of the Chief Executive Officer, the Chief Financial Officer, and Vice President of Human Resources to pay the forfeited bonus to the separated employee or to include the forfeited bonus in the bonus funding pool to be allocated to all actively employed bonus participants.

Performance Components	There are three Performance Components under this Plan.

• Corporate Performance

Corporate Performance is weighted 55% of the overall bonus payment. Corporate performance results should reflect shared goals and outcomes and companywide collaboration at the Executive level. Performance Objectives, Results Achieved and Bonus Multipliers are determined and approved by the Chief Executive Officer and Board of Directors.

• Individual Performance

Individual Performance is weighted 35% of the overall bonus payment. Performance Objectives, Results Achieved and Bonus Multipliers are determined and approved by the CEO. Each participant should have three (3) to five (5) bonus eligible Performance Objectives approved for the plan year.

BWI Bonus Plan Document

• Discretionary Performance

Department Performance is weighted 10% of the overall bonus payment. Performance Objectives, Results Achieved and Bonus Multipliers are determined and approved by the Chief Executive Officer.

Note: Performance Objectives should be identified and stated in terms of “Target” (meets expected performance), and “Stretch” (exceeds expected performance). All three Performance Components are independent for purposes of calculating bonus.

Bonus Payout Percentages	Bonus payouts are expressed as a percentage of a Participant’s annualized base pay according to the table below.

Job Title	Bonus Payout Percentage
Vice Presidents	30%
Senior Vice Presidents	40%

Bonus Multipliers	Bonus Multipliers are determined according to the table below and range from 0% to 120% of the total bonus opportunity.

Performance Achieved	Description	Multiplier

Threshold	Historic or minimum acceptable level of performance	80%[1]

Target	Targeted level of performance	100%

Stretch/Maximum	Excellence level of performance	120%

1 Multiplier is 0% for below Threshold performance.

Calculation	How bonus payments are calculated.
Example
Assumptions:

Performance Achieved

• Corporate Component - Target with a 100% Bonus Multiplier.

• Individual Component - Target with a 100% Bonus Multiplier.

• Discretionary Component - above Target with a 105% Bonus Multiplier.

Job Title and Bonus Payout Percentage

• Eligible Vice President with a 30% Bonus Payout Percentage and $155,000 annualized base pay at the end of the performance period.

BWI Bonus Plan Document

Example Calculation: $155,000 Annualized Base Pay x 30% Bonus Payout Percentage = $46,500

Performance Component			Weight				Bonus Multiplier		Actual Payment
Corporate	$46,500	X	55%	=	$25,575	X	100%	=	$26,575
Individual	$46,500	X	35%	=	$16,275	X	100%	=	$16,275
Discretionary	$46,500	X	10%	=	$4,650	X	105%	=	$4,882.50
							TOTAL		$47,732.50

Administration	Each fiscal year Corporate Performance Objectives will be announced to all eligible Bonus Plan Participants after the Objectives are approved by the Board of Directors in conjunction with approval of the annual Business Plan. Individual Performance Objectives should be established, approved and communicated thereafter and as soon as practical after the beginning of the fiscal year. Annual Performance Objectives may be revised during the plan year if circumstances dictate, for example, unforeseen economic downturn, increased job responsibilities, etc.

The Board of Directors must approve Plan funding annually.

Bonus payments will normally be made on the first pay period in January; however, the payment date is subject to change.

Annualized base pay is defined as the Participant’s annualized base salary as of November 30.

Prorated bonus payments are calculated when a Participant’s bonus level or status (hours per week) changes during the plan year. In this event, bonus levels are prorated based on the participant’s annualized base pay prior to the change, and when applicable, the fiscal year annualized base pay.

The Chief Executive Officer, the Chief Financial Officer, and the Vice President of Human Resources have the authority to interpret, administer and implement this Plan. This Plan is subject to modification at any time at the sole discretion of the Chief Executive Officer provided that such modification does not compromise the fixed and determinable nature of the bonus payment as estimated as of November 30.

This Plan does not constitute an employment contract between the Company and the Participant. The right to dismiss any Participant is specifically reserved by Best Western International, Inc.

4